Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Offering Statement on Form 1-A of our report dated April 8, 2024 (which report expresses an unqualified opinion and includes an explanatory paragraph related to BirchBioMed Inc.’s ability to continue as a going concern) with respect to our audit of the financial statements of BirchBioMed Inc. as of September 30, 2023 and 2022, and for the years then ended. We also hereby consent to the reference to our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

/s/ Bonadio & Co., LLP
Rochester, New York

July 30, 2024